FILED
IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA

MAY 25 1990

FRANKIE SUE DEL PAPA SECRETARY OF STATE

No. 4643-90

FILING FEE: $125.00 K.K.
RECEIPT #C 52443
DONALD C. BRADLEY
1050 WHITNEY RANCH #1322
HENDERSON, NEVADA 89014

ARTICLES OF INCORPORATION

OF

G. T. S-LIMITED

We, the undersigned natural persons of the age of 21 years or more acting as incorporators of a corporation under the Nevada Business Corporation Act, adopt the following Articles of Incorporation for such a corporation.

ARTICLE I

The name of the corporation hereby formed shall be G. T. S-LIMITED.

ARTICLE II

The period of its duration shall be perpetual.

ARTICLE III

The purposes for which the corporation is organized are to engage primarily in any type of manufacturing and/or marketing of automotive or, automotive related products. To engage in any business, investment or other pursuit or activity, whether retail or wholesale, whether commercial or industrial and to perform any and all other lawful acts or purposes as are or may be granted to corporate entities under the laws of the State of Nevada and by any other state or foreign country. The corporation may conduct its business anywhere within the States of the United

States or in any foreign country, without in any way limiting the foregoing powers. It is hereby provided that the corporation shall have the power to do any and all acts and things that may be reasonably necessary or appropriate to accomplish any of the foregoing purposes for which the corporation is formed.

ARTICLE IV

The aggregate number of shares which the corporation shall have the authority to issue is 5,000,000 shares of common stock at par value of $0.001 per share, or a total capitalization of $5,000.00.

There shall be no cumulative voting, and all pre-emptive rights are denied. Each share shall entitle the holder thereof to one vote at all meetings of the stockholders.

Stockholders shall not be liable to the corporation or its creditors for any debts or obligations of the corporation.

ARTICLE V

The corporation shall not commence business until at least $1,000.00 has been received by it as consideration for the issuance of shares.

ARTICLE X

The name and address of the sole incorporator is:

Donald C. Bradley

1050 Whitney Ranch, Suite 1322

Henderson, Nevada 89014

Donald C. Bradley

DONALD C. BRADLEY

INCORPORATOR

STATE OF UTAH)
:
COUNTY OF Salt Lake)

On April 14th, 1990, personally appeared before me, Donald C. Bradley, who being duly sworn by me first, declared that he had read the foregoing Articles of Incorporation, that he had signed the foregoing document as an incorporator and that the statements contained therein are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this day of April, 1990.

Fred Dorge

NOTARY PUBLIC

My Commission Expires:

____

NOTARY PUBLIC
FRED DORGE
35 South 400 West
Salt Lake City, Utah 84101
My Comm. Expires 4-24-93
State of Utah